As filed with the Securities and Exchange Commission on April 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GoDaddy Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5769934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14455 N. Hayden Road

Scottsdale, Arizona 85260

(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

Desert Newco, LLC 2011 Unit Incentive Plan

Locu, Inc. Amended and Restated 2011 Equity Incentive Plan

Bootstrap, Inc. 2008 Stock Plan

The Go Daddy Group, Inc. 2006 Equity Incentive Plan

(Full title of the plan)

Blake J. Irving

Chief Executive Officer

GoDaddy Inc.

14455 N. Hayden Road

Scottsdale, Arizona 85260

(480) 505-8800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.	Nima Kelly, Esq.
Allison B. Spinner, Esq.	Executive Vice President & General Counsel
Wilson Sonsini Goodrich & Rosati, P.C.	GoDaddy Inc.
650 Page Mill Road	14455 N. Hayden Road
Palo Alto, California 94304	Scottsdale, Arizona 85260
(650) 493-9300	(480) 505-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan	10,285,461 (2)	$20.00 (9)	$205,709,220.00	$23,903.42
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Employee Stock Purchase Plan	2,000,000 (3)	$20.00 (9)	$40,000,000.00	$4,648.00
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to restricted stock unit awards outstanding under the Desert Newco, LLC 2011 Unit Incentive Plan	41,528 (4)	$20.00 (9)	$830,560.00	$96.52
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the Desert Newco, LLC 2011 Unit Incentive Plan	22,364,135 (5)	$10.89 (10)	$243,545,430.15	$28,299.98
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the Locu, Inc. Amended and Restated 2011 Equity Incentive Plan	98,325 (6)	$1.03 (11)	$101,274.75	$11.77
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the Bootstrap, Inc. 2008 Stock Plan	111,628 (7)	$2.34 (12)	$261,209.52	$30.36
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under The Go Daddy Group, Inc. 2006 Equity Incentive Plan	5,727,071 (8)	$2.50 (13)	$14,317,677.50	$1,663.72
TOTAL:	40,628,148		$504,765,371.92	$58,653.77

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the 2015 Equity Incentive Plan (“2015 Plan”), 2015 Employee Stock Purchase Plan (“ESPP”), Desert Newco, LLC 2011 Unit Incentive Plan (“2011 Plan”), Locu, Inc. Amended and Restated 2011 Equity Incentive Plan (“Locu Plan”), Bootstrap, Inc. 2008 Stock Plan (“Outright Plan”) and The Go Daddy Group, Inc. 2006 Equity Incentive Plan (“2006 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.
(2)	Represents 10,285,461 shares of Class A common stock reserved for issuance pursuant to future awards under the 2015 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2011 Plan, the Locu Plan, the Outright Plan or the 2006 Plan are terminated or lapse unexercised subsequent to the date of this Registration Statement, the shares of Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan up to a maximum of 28,132,734 shares. See footnotes 4, 5, 6, 7 and 8 below.
(3)	Represents 2,000,000 shares of Class A common stock reserved for issuance pursuant to future awards under the ESPP as of the date of this Registration Statement.
(4)	Represents 41,528 shares of Class A common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2011 Plan as of the date of this Registration Statement. To the extent that any such awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan subject to the limits in footnote 2. See footnote 2 above.
(5)	Represents 22,364,135 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement. To the extent that any such awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan subject to the limits in footnote 2. See footnote 2 above.
(6)	Represents 98,325 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the Locu Plan as of the date of this Registration Statement. To the extent that any such awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan subject to the limits in footnote 2. See footnote 2 above.
(7)	Represents 111,628 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the Outright Plan as of the date of this Registration Statement. To the extent that any such awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan subject to the limits in footnote 2. See footnote 2 above.
(8)	Represents 5,727,071 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Plan as of the date of this Registration Statement. To the extent that any such awards expire or are forfeited subsequent to the date of this Registration Statement, the shares of the Registrant’s Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2015 Plan subject to the limits in footnote 2. See footnote 2 above.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $20.00, the initial public offering price set forth on the cover page of the Registrant’s final prospectus to be dated March 31, 2015 relating to its initial public offering.
(10)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.89, the weighted average price per share of outstanding option awards under the 2011 Plan as of March 27, 2015.
(11)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.03, the weighted average price per share of outstanding option awards under the Locu Plan as of March 27, 2015.
(12)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.34, the weighted average price per share of outstanding option awards under the Outright Plan as of March 27, 2015.
(13)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.50, the weighted average price per share of outstanding option awards under the 2006 Plan as of March 27, 2015.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

GoDaddy Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on March 19, 2015 (File No. 333-196615), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The Registrant’s Prospectus to be dated March 31, 2015 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to be filed on or about April 1, 2015 relating to the Registration Statement on Form S-1, as amended (File No. 333-196615); and

(3) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36904) filed with the Commission on April 1, 2015, pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. The Registrant’s amended and restated

certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or to the Registrant’s stockholders for monetary damages for any breach of fiduciary duties, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extend permitted by the Delaware General Corporation Law.

In addition, the Registrant’s amended and restated bylaws contains provisions that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.

The Registrant has obtained insurance policies under which, subject to limitation of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Pages.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, State of Arizona, on April 1, 2015.

GODADDY INC.

By:	/s/ Scott W. Wagner
Scott W. Wagner
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Blake J. Irving and Scott W. Wagner, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Blake J. Irving Blake J. Irving	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2015

/s/ Scott W. Wagner Scott W. Wagner	Chief Financial Officer (Principal Financial Officer)	April 1, 2015

/s/ Matthew B. Kelpy Matthew B. Kelpy	Chief Accounting Officer (Principal Accounting Officer)	April 1, 2015

/s/ Bob Parsons Bob Parsons	Director	April 1, 2015

/s/ Herald Y. Chen Herald Y. Chen	Director	April 1, 2015

/s/ Richard H. Kimball Richard H. Kimball	Director	April 1, 2015

/s/ Gregory K. Mondre Gregory K. Mondre	Director	April 1, 2015

Signature	Title	Date

/s/ John I. Park John I. Park	Director	April 1, 2015

/s/ Elizabeth S. Rafael Elizabeth S. Rafael	Director	April 1, 2015

/s/ Charles J. Robel Charles J. Robel	Director	April 1, 2015

/s/ Lee E. Wittlinger Lee E. Wittlinger	Director	April 1, 2015

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Form of common stock certificate of the Registrant	S-1/A	333-196615	4.1	3/19/2015

4.2	2015 Equity Incentive Plan, and form of agreements thereunder

4.3	2015 Employee Stock Purchase Plan

4.4	2011 Unit Incentive Plan, as amended, and form of agreements thereunder

4.5	Locu, Inc. Amended and Restated 2011 Equity Incentive Plan, and form of agreements thereunder	S-1/A	333-196615	10.10	2/13/2015

4.6	Bootstrap, Inc. 2008 Stock Plan, and form of agreements thereunder	S-1/A	333-196615	10.11	2/13/2015

4.7	The Go Daddy Group, Inc. 2006 Equity Incentive Plan	S-1/A	333-196615	10.28	3/19/2015

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature page hereto)